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Exhibit 12

GTE Florida Incorporated and Subsidiary
STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)

                                                                Nine Months Ended         Nine Months Ended
                                                              September 30, 1997(a)      September 30, 1997
                                                             -----------------------   -----------------------
Net earnings available for fixed charges:
  Income from continuing operations                          $               146,902   $               146,902
  Add - Income taxes                                                          96,004                    96,004
        - Fixed charges                                                       47,806                    97,594
                                                             -----------------------   -----------------------
Adjusted earnings                                            $               290,712   $               340,500
                                                             =======================   =======================

Fixed charges:
  Interest expense                                           $                40,254   $                90,042
  Portion of rent expense
      representing interest                                                    7,552                     7,552
                                                             -----------------------   -----------------------
Adjusted fixed charges                                       $                47,806   $                97,594
                                                             =======================   =======================

RATIO OF EARNINGS TO FIXED CHARGES                                              6.08                      3.49

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(a)   Excludes $49.8 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding
      Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries. This interest is refunded to the Company through interest income on affiliate notes between GTE Funding and the domestic telephone operating subsidiaries. GTE Funding provides short-term financing and investment vehicles and cash management services for the
      Company and six other of GTE's domestic telephone operating subsidiaries.